Exhibit 4.1

EXECUTION VERSION

FMC Corporation

$400,000,000 4.100% Senior Notes due 2024

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 15, 2013

to

Indenture dated as of November 15, 2009

U.S. BANK NATIONAL ASSOCIATION

Trustee

EXHIBITS

EXHIBIT	A Form of Global Note

i

THIRD SUPPLEMENTAL INDENTURE, dated as of November 15, 2013 (this “Third Supplemental Indenture”), between FMC CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal offices at 1735 Market Street, Philadelphia, Pennsylvania 19103, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company executed and delivered to the Trustee an Indenture, dated as of November 15, 2009 (the “Original Indenture”), providing for the issuance by the Company from time to time of debt securities evidencing unsecured and unsubordinated indebtedness of the Company to be issued in one or more series;

WHEREAS, the Original Indenture provides, among other things, that by means of a supplemental indenture, the Company and the Trustee may, without the consent of Holders, create one or more series of the Company’s debt securities and establish the form and terms and conditions thereof;

WHEREAS, the Original Indenture provides, among other things, that by means of a supplemental indenture, the Company and the Trustee may, without the consent of Holders, add to the covenants of the Company for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series);

WHEREAS, the Company intends by this Third Supplemental Indenture to create and provide for the issuance of new series of debt securities to be designated as the “4.100% Senior Notes due 2024” (the “Notes”);

WHEREAS, the Company intends by this Third Supplemental Indenture to add to the covenants of the Company for the benefit of the Holders of the Notes the covenants set forth herein;

WHEREAS, the Board of Directors of the Company has authorized the execution and delivery of this Third Supplemental Indenture, the issuance of the Notes and the forms, terms and conditions of the Notes pursuant to Sections 2.01, 3.01 and 9.01 of the Original Indenture; and

WHEREAS, all acts and things necessary to make the Notes, when the Notes have been executed by the Company, authenticated by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Original Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Original Indenture to make this Third Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Application of this Third Supplemental Indenture. Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental

Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Notes. The Notes constitute a series of notes as provided in Section 3.01 of the Original Indenture.

SECTION 1.02. Definitions. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term of the lease, discounted from the respective due dates to such date at the weighted average rate per year borne by the Notes compounded annually. The net amount of rent required to be paid under any such lease for any such period is the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Below Investment Grade Rating Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period shall be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided, that no such extension shall occur if on such 60th day the Notes are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the Trustee or banking institutions in The City of New York are authorized or required by law or regulation to close.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Voting Stock of the Company representing more than 50% of the voting power of the outstanding Voting Stock of the Company;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) during any period of 24 consecutive calendar months, the majority of the members of the Board of Directors shall no longer be composed of individuals (a) who were members of the Board of Directors on the first day of such period or (b) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Board of Directors or, if directors are nominated by a committee of the Board of Directors, constituting at the time of such nomination, at least a majority of such committee.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction.

“Change of Control Offer” has the meaning set forth in Section 4.01(a).

“Change of Control Payment” has the meaning set forth in Section 4.01(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.01(b).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Company” has the meaning set forth in the Recitals hereto.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting from this amount (a) all current liabilities, except for (i) notes and loans payable, (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases, and (b) goodwill and other intangibles.

“Debt” has the meaning set forth in Section 5.02.

“Dollar” and “$” means the lawful currency of the United States of America.

“DTC” means The Depository Trust Company, its nominees and their successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Global Note” means a single permanent fully-registered global note in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto.

“Indenture” means the Original Indenture as supplemented by this Third Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Section 2.03(c).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” has the meaning set forth in Section 5.02.

“Notes” has the meaning set forth in the Recitals hereto.

“Original Indenture” has the meaning set forth in the Recitals hereto.

“Principal Property” means any single parcel of real estate, any manufacturing plant or warehouse owned or leased by the Company or any Subsidiary which is located within the United States and the gross book value (without reduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of the Company’s Consolidated Net Tangible Assets,

other than any manufacturing plant or warehouse or portion thereof (a) which is a pollution control or other facility financed by obligations issued by a state or local government unit, or (b) which, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, is not of material importance to the total business conducted the Company and its Subsidiaries as an entirety.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the Trustee.

“Redemption Date” means the Business Day on which Notes are redeemed by the Company pursuant to Section 3.01 hereof.

“Redemption Price” has the meaning set forth in Section 3.01(a).

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Registered Securities” means any Securities which are registered in the Security Register.

“Regular Record Date” has the meaning set forth in Section 2.03(c).

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such Redemption Date.

“Restricted Subsidiary” means any wholly owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property, except for a Subsidiary that is principally engaged in the business of financing, owning, buying, selling, leasing, dealing in or developing real property, or exporting goods or merchandise from or importing goods or merchandise into the United States.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Trustee” has the meaning set forth in the Recitals hereto.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. The Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are incorporated by reference in and made a part of the Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Third Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Securities and Exchange Commission rule have the meanings assigned to them by such definitions.

ARTICLE II.

CREATION, FORMS,

TERMS AND CONDITIONS OF THE SECURITIES

SECTION 2.01. Creation of the Notes. In accordance with Section 3.01 of the Original Indenture, the Company hereby creates the Notes as a separate series of its securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of $400,000,000, except as permitted by Sections 3.04, 3.05 or 3.06 of the Original Indenture.

SECTION 2.02. Form of the Notes. The Notes shall be issued in the form of a Global Note, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for DTC and registered in the name of “Cede & Co.,” as the nominee of DTC. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in such Global Note shall be shown on, and transfers thereof shall be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

SECTION 2.03. Terms and Conditions of the Notes. The Notes shall be governed by all the terms and conditions of the Original Indenture, as supplemented by this Third Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title and Aggregate Principal Amount. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be as specified in Section 2.01 of this Article II, except as permitted by Sections 3.04, 3.05 or 3.06 of the Original Indenture.

(b) Stated Maturity. The Notes shall mature, and the unpaid principal thereon shall be payable, on February 1, 2024, subject to the provisions of the Original Indenture and Articles III and IV below.

(c) Interest. The rate per annum at which interest shall be payable on the Notes shall be 4.100%. Interest on the Notes shall be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2014 (each, an “Interest Payment Date”), to the Persons in whose names the applicable Notes are registered in the Security Register applicable to the Notes at the close of business on the immediately preceding January 15 or July 15 respectively, prior to the applicable Interest Payment Date regardless of whether such day is a Business Day (each, a “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes shall accrue from and including November 15, 2013. If an Interest Payment Date or the Maturity date of the Notes falls on a day that is not a Business Day, the payment shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date or the Maturity date, as the case may be, to the date the payment is made. Interest payments shall include accrued interest from and including the date of issue or from and including the last date in respect to which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the Maturity date, as the case may be.

(d) Registration and Form. The Notes shall be issuable as Registered Securities as provided in Section 2.02 of this Article II. The Notes shall be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. All payments of principal, Redemption Price and interest in respect of the Notes shall be made by the Company in immediately available funds.

(e) Defeasance and Covenant Defeasance. The provisions for defeasance in Section 13.02 of the Original Indenture, and the provisions for covenant defeasance in Section 13.03 of the Original Indenture, shall be applicable to the Notes.

(f) Further Issues. Notwithstanding anything to the contrary contained herein or in the Original Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same ranking and terms and conditions as the Notes in all respects, except for issue date, the public offering price and, in some cases, the first Interest Payment Date. Additional notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes. Notice of any such issuance shall be given to the Trustee and a new supplemental indenture shall be executed in connection with the issuance of such additional notes. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

(g) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A.

SECTION 2.04. Ranking. The Notes shall be general unsecured obligations of the Company. The Notes shall rank pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.

SECTION 2.05. Sinking Fund. The Notes shall not be entitled to any sinking fund.

ARTICLE III.

REDEMPTION

SECTION 3.01. Optional Redemption.

(a) The Company, at its option, may redeem the Notes at any time in whole or from time to time in part, at a redemption price (the “Redemption Price”) equal to

(i) on or before November 1, 2023, the greater of:

(A) 100% of the principal amount of the Notes to be redeemed on that Redemption Date; or

(B) as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; and

(ii) after November 1, 2023, 100% of the principal amount of the Notes to be redeemed on that Redemption Date,

plus, in each case, accrued and unpaid interest on the Notes to the Redemption Date; provided, that the principal amount of a Note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on the Interest Payment Dates falling on or prior to the Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the Regular Record Date according to the Notes and the Indenture.

(b) The Company shall give notice to the Trustee of any redemption the Company proposes to make at least 30 days, but not more than 60 days, before the Redemption Date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a Global Note, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a Global Note

(c) Unless the Company defaults in payment of the Redemption Price, on and after any Redemption Date, interest shall cease to accrue on the Notes called for redemption. Prior to any Redemption Date, the Company shall deposit with a Paying Agent money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date.

ARTICLE IV.

CHANGE OF CONTROL

SECTION 4.01. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion (provided that the principal amount of a Note remaining outstanding after purchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes, or at option of the Company, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d) The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by the Company, and such third-party purchases all the Notes properly tendered and not withdrawn under its offer.

(e) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE V.

ADDITIONAL COVENANTS

SECTION 5.01. Maintenance of Properties. The Company shall cause all properties material to the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company’s judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

SECTION 5.02. Limitation on Secured Debt.

The Company shall not itself, and shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being hereafter in this Article called “Debt”), secured by pledge of, or mortgage or lien on, any Principal Property of the Company or any Restricted Subsidiary, or on any shares of stock or Debt of any Restricted Subsidiary (mortgages, pledges and liens being hereinafter in this Article called “Mortgage” or “Mortgages”), without effectively providing that the Notes (together with any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes, unless the Company shall otherwise determine), shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined in Section 5.03) would not exceed 10% of the Company’s Consolidated Net Tangible Assets; provided, however, that this Section shall not apply to, and there shall be excluded from secured Debt in any computation under this Section, Debt secured by:

(1) Mortgages on property, shares of stock or Debt existing on the date of the Indenture;

(2) Mortgages securing only the Notes or other Debt issued under the Indenture;

(3) Mortgages on property of, or on any shares of stock or Debt of, any Person, which Mortgages are existing at the time (A) such Person became a Restricted Subsidiary, (B) such Person is merged into or consolidated with the Company or any Subsidiary or (C) another Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

(4) Mortgages in favor of the Company or any Restricted Subsidiary;

(5) Mortgages in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(6) Mortgages of property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(7) Mortgages on property, shares of stock or Debt to secured the payment of all or any part of the purchase price or construction, development, repair, improvement or alteration cost thereof or to secure any Debt incurred prior, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price of construction cost thereof; and

(8) any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (7), inclusive; provided, that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt secured by the Mortgage extended, renewed or replaced plus improvements on such property).

SECTION 5.03. Limitation on Sales and Leasebacks.

The Company shall not itself, and it shall not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years, of any Principal Property the ownership of which had been or is to be sold or transferred, more than 180 days after completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless either:

(1) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage pursuant to Section 5.02 on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Notes; or

(2) (a) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement is not less than the fair market value of such Principal Property (as evidenced by an Officer’s Certificate of the Chairman of the Board, a Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Accounting Officer, a Vice President, the Chief Financial Officer or the Treasurer of the Company) and (b) within 180 days after such sale or transfer shall have been made by the Company or by a Restricted Subsidiary, the Company applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased as of the time of entering into such arrangement, as determined in the same manner as provided in clause (a) above, to the retirement of Funded Debt of the Company or to the acquisition of properties, facilities or equipment for general operating purposes for the Company or a Restricted Subsidiary; provided, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (x) the principal amount of any Notes delivered within 180 days after such sale to the Trustee for retirement and cancellation and (y) the principal amount of any Funded Debt, other than the Notes, voluntarily retired by the Company within 180 days after such sale; and provided, further, that no Attributable Debt shall be deemed outstanding as a result of such transaction and such transaction shall not constitute a Mortgage for purposes of Section 5.02 hereof. Notwithstanding the foregoing, no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

ARTICLE VI.

TRUSTEE

SECTION 6.01. Corporate Trust Office. The Trustee is appointed as the principal Paying Agent and Security Registrar for the Notes and for the purposes of Section 10.02 of the Indenture. The Notes may be presented for payment at the Paying Agent Office of the Trustee or at any other agency as may be appointed from time to time by the Company in The City of New York or the City of Chicago.

SECTION 6.02. Recitals of Fact. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company and the Trustee assumes no responsibility for the correctness thereof.

SECTION 6.03. Successor. Any corporation or association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Trustee may be sold or otherwise transferred, shall be the successor trustee hereunder without any further act.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

SECTION 7.01. Ratification of Original Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 7.02. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 7.03. Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 7.04. Separability Clause. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.05. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 7.06. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

FMC CORPORATION

By:	/s/ Thomas C. Deas, Jr.
Name:	Thomas C. Deas, Jr.
Title:	Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Ralph E. Jones
Name:	Ralph E. Jones
Title:	Vice President

EXHIBIT A

FORM OF GLOBAL NOTE

[FACE OF GLOBAL NOTE]

THIS GLOBAL NOTE IS HELD BY AND REGISTERED IN THE NAME OF THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY), IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.05 OF THE INDENTURE, (B) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 3.05 OF THE INDENTURE, (C) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE INDENTURE AND (D) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP 302491AS4

FMC CORPORATION

4.100% Senior Notes due 2024

$400,000,000	No.: R-1

FMC Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS (or such other lesser or greater amount set forth on the Schedule of Exchanges of Interests in the Global

Security attached hereto) on February 1, 2024, and to pay interest thereon from November 15, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 1 and August 1 each year, commencing on February 1, 2014, at the rate of 4.100% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or the July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of the Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security shall be made at the office or agency of the Company maintained for that purpose at the Paying Agent Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FMC CORPORATION

By:
Name:
Title:

Attest:

Name: Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. Bank National Association as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 15, 2009, as supplemented by a Third Supplemental Indenture, dated as of November 15, 2013 (herein collectively called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof limited in aggregate principal amount to $400,000,000.

The Securities of this series are subject to redemption at any time, upon not less than 30 days’ and not more than 60 days’ notice by mail, as a whole or from time to time in part, at the election of the Company (provided, however, that, if the Company shall have elected pursuant to the Indenture to defease the entire Indebtedness of this Security or certain restrictive covenants and Events of Defaults with respect to this Security, prior to making such election to redeem the Securities it shall have deposited in trust amounts sufficient to pay the Redemption Price), (i) on or before November 1, 2023 at a Redemption Price equal to the greater of (A) 100% of the principal amount of such Securities to be redeemed, plus accrued interest thereon to the Redemption Date and (B) as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments (as defined below) of this Security to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points, plus accrued and unpaid interest thereon to the Redemption Date or (ii) after November 1, 2023 at a Redemption Price equal to 100% of the principal amount of such Securities to be redeemed, plus accrued interest thereon to the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of this Security to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of this Security.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) two other Primary Treasury Dealers selected by the Company.

        “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity or security reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security may be registered and this Security may be exchanged as provided in the Indenture.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________ as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:	*

*NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Signature Program (MSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of an interest in this Global Security for an interest in another Global Security or for a Definitive Security, or exchanges of an interest in another Global Security or a Definitive Security for an interest in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory or Trustee or Securities Custodian